AMENDMENT TO
CROSSROADS SYSTEMS, INC.
COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO CROSSROADS SYSTEMS, INC. COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made as of January 23, 2014, by and between Crossroads Systems, Inc., a Delaware corporation (the “Company”), and CF DB EZ LLC (the “Holder”).

RECITALS

WHEREAS, the Company has previously issued to the Holder a certain Common Stock Purchase Warrant dated as of July 22, 2013 (the “Warrant”) pursuant to which the Company granted to the Holder the right to purchase from the Company up to 1,454,545 fully paid non-assessable shares of Common Stock of the Company at an exercise price of $2.0625 per share, subject to adjustment as provided therein;

WHEREAS, the Holder and the Company have agreed to amend the Warrant to remove the ratchet provision contained therein, as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Definitions. Except as specifically amended hereby, the terms of the Warrant are incorporated by reference into this Amendment. Capitalized terms not otherwise defined in this Amendment shall have the definitions ascribed to them in the Warrant.

Section 2. Amendment to Warrant. Effective upon the execution and delivery of this Amendment by the Holder, the provisions of Section 5.2 shall be removed in their entirety, whereupon Section 5.2 of the Warrant shall be amended and restated to read as follows:

“5.2. [Reserved].”

Section 3. Representations and Warranties of the Holder.

a) Title to Warrant. The Holder represents that it is the beneficial and record owner of the Warrant, and that such Warrant is owned by the Holder free and clear of all liens, other than restrictions on transfer that may be imposed by state or federal securities laws.

b) Accredited Investor. The Holder represents that it is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended.

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Section 4. Miscellaneous.

a) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Holder hereby submits to the non-exclusive jurisdiction of the federal and state courts in the County of New York in any suit or proceeding arising out of or relating to this Amendment or the transactions contemplated thereby. The Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Amendment in federal and state courts in the County of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

b) Effect of Amendment. Except as expressly amended by this Amendment, the Warrant is and shall remain in full force and effect and this Amendment shall become a part of the Warrant.

c) Successors and Assigns. Subject to applicable securities laws, this Amendment and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder.

d) Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

e) Headings. The headings used in this Amendment are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

f) Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	President and CEO

CF DB EZ LLC

By:	/s/ Marc Furstein
Name:	Marc Furstein
Title:	COO

Crossroads Systems, Inc. Warrant Amendment